EXHIBIT 10.9

NOTE: PORTIONS OF THIS EXHIBIT (MARKED WITH AN ASTERISK) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                 AMERITEL COMMUNICATIONS, INC.
                  6115-A Jimmy Carter Blvd.
                    Norcross GA  30071
         Telephone 770-840-8888   Fax 770-840-0905

November 21, 1997


Ritz Camera
6711 Ritz Way
Beltsville, Maryland 20705

       Attn:  Richard Tranchida

Gentlemen:

This letter confirms the procedure which Ameritel Communications, Inc. ("Ameritel") will follow in providing cellular services for the customers of Ritz Camera ("Ritz Camera").

1. Ameritel shall act as the exclusive provider to Ritz Camera's customers of cellular 800 Mhz. Services in the Norfolk, VA test market only which shall include processing cellular telephone activations, credit reviews and providing access to cellular mobile radio service ("CMRS") in the Ritz Camera retail store locations set forth on Exhibit A attached hereto. In the event that Ritz Camera opens additional stores, Ritz Camera shall give Ameritel reasonable prior notice of such openings and Ameritel shall have the right, but not the obligation, to provide cellular services to Ritz Camera's customers at such locations pursuant to the terms and conditions hereof.

2. Ameritel's customer service center shall remain open during regular Ritz Camera store hours to insure prompt and efficient handling of customer inquiries.

3. Ritz Camera's customers must select a rate plan in accordance with the Ameritel published rate plans or in any promotions approved in writing by Ameritel.

4. Ritz Camera acknowledges that Ameritel will only activate cellular telephones sold to customers agreeing to use CMRS provided by Ameritel. Cellular telephones purchased by customers who intend to use CMRS provided by any carrier other than Ameritel will not be activated by Ameritel and will not qualify for any Ameritel cash back or other promotional offerings.

5. Ritz Camera shall not sell any cellular telephones which have not received a typed acceptance certificate from the FCC pursuant to the U.S. Code of Federal Regulation, are not compatible with the systems operated by the providers of Service to Ameritel, are not authenticatable or which are otherwise not acceptable to Ameritel.

6. Ritz Camera shall comply with Ameritel's administrative procedures for provision of CMRS, including (i) delivery by facsimile, electronic transfer and/or regular mail of such copies of customer service agreements, credit applications and other documentation required in connection therewith and (ii) requiring each CMRS customer to present a valid credit card (Visa, Mastercard, Discover or American Express) and a valid driver's license for signature comparison purposes and obtaining a signature authorizing a charge in the amount of $250 against the customer's credit card in the event of termination of CMRS prior to six months. In addition, customers may be required to make a security deposit in order to receive CMRS.

7. Ritz Camera shall, at its cost, engage in commercially reasonable amounts of newspaper or other advertising to promote the sale of cellular telephones. Ameritel shall, at its cost, place advertising of its cellular telephone services in the daily local newspapers in Norfolk, Virginia. In addition, Ameritel shall participate, at a mutually agreed upon cost, in Ritz Camera's Sunday advertising circulars.

8. Ameritel shall pay to Ritz Camera the commission and co-op payments set forth on the attached Schedule B for each activation by Ameritel of a cellular telephone purchased by a Ritz Camera customer. Such commission and co-op payments shall be payable by the 15th day of the month following the month in which the activation occurs.

       Each payment of commission shall be accompanied by a written report prepared by Ameritel which shall set forth with respect to each activation for which commission is being paid (i) the mobile number and ESN of the telephone, (ii) the date of activation, (iii) the Ritz Camera store at which the customer purchased the telephone and (iv) the amount of commission paid therefor, including details of any chargebacks against commission taken pursuant to the following paragraph.

       Ritz Camera shall not be entitled to receive or retain any commission for the activation of any cellular telephone deactivated prior to six months from the date of activation if Ritz Camera has not complied with the procedures set forth in Section 6 of this agreement. In each such instance, the commission paid for such activations, if any, shall, at Ameritel's option, either be set off against other commissions due to Ritz Camera hereunder or billed to Ritz Camera for payment within 15 days of the invoice date.

9. Ameritel will agree to continue this pilot through March 31, 1998, subject to expansion to additional stores if the average units sold per month are a minimum of ten units per month per store and both parties determine to proceed. In the event the unit sales are lower, it will be at the discretion of both parties to determine if expansion is mutually acceptable.

10. Either party may terminate this agreement on 60 days prior written notice to the other.

       If this letter accurately sets forth the terms of our agreement, please so indicate by signing the enclosed copy where indicated and returning same to the undersigned.

                                                   Very truly yours,

                                                   Ameritel Communications, Inc.
                                                   By: /s/ Bruce A. Hahn
                                                    Chief Executive Officer
Accepted and Agreed

Ritz Camera

By: /s/ Richard M. Tranchida
    Vice President

                              Exhibit A

Coverage:

Virginia

Store#        Address                              City          St.    Zip
28            507 N. Military Hwy                  Norfolk       VA   23502
29            722 Hilltop N. Shopping Ctr.         VA Beach      VA   23451
107           703 Lynnhaven Pkwy                   VA Beach      VA   23452
229           880 N. Military Hwy                  Norfolk       VA   23502
230           12300 Jefferson Ave.                 Newport News VA    23602
246           1402 Greenbriar Pkwy So.             Chesapeake  VA     23320
254           4576-D Pembroke Mall                 VA Beach      VA   23462
296           4200 Portsmouth, Suite E218          Chesapeake  VA     23321
558           1800 West Mercury Blvd.              Hampton       VA   23666
272           1709 B. Laskin Rd.                   VA Beach      VA   23452
273           2145 Coliseum Dr.                    Hampton       VA   23666
579           5950 E. Virginia Beach Blvd.         Norfolk      VA    23502


                          Exhibit B

Commissions Per Activation:
* plus * adv. co-op (applies to pilot in Norfolk, VA only)
(Will be paid as one total amount)
Terms: Advertising co-op subject to attached policy (Exhibit C)

*  THIS PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE
COMMISSION

                          Exhibit C
                     Ameritel Communications, Inc.
                        CO-OP AD POLICY
                        November 12, 1997

Advertising Market Development Funds and co-op are offered by Ameritel Communications, Inc. and supported by each of the carrier services, manufacturer of product and Ameritel Communications, Inc. These funds are to be utilized for the promotion of approved media in an effort to increase sales and obtain subscribers on the paging services. The following guidelines are applicable for the use of MDF advertising co-op funds.

1. All advertising commitments must be in writing and signed by Ameritel Communications, Inc. management.
2. These funds represent a consolidation of the carrier, manufacturer and Ameritel Communications, Inc. and may in part of in total be paid separately by the manufacturer and/or Ameritel Communications, Inc. The use of all funds must be pre-approved, delineating specific media size of ad and cost per ad.
3. The amount of stores to be covered by each individual ad must be agreed upon in writing by Ameritel Communications, Inc.
4. Ad layouts must present proper logos, activation and promotional disclaimers, correct service rate plans authorized, and use of cash back rebates for both product and air time promotions. Any misrepresentation will result in non-payment of the ad.
5. All ad layouts must be approved by Ameritel Communications, Inc. prior to being placed. If a general ad layout is to be used repeatedly then the signing of that layout will be required once. The change of product and retail price may be inserted without approval. If the use of cash back, air time rates or carrier change in any single ad then it requires additional pre-approval.
6. All ad debits must be submitted to attention: ADVERTISING CO-OP DEPARTMENT OF AMERITEL COMMUNICATIONS, INC. The ad claims must be supported by original tear sheets with a debit that matches the precise agreed upon allocation of funds for that specific ad, media, date and a copy of the original authorized advertisement.
       a. If a flyer is utilized or catalogue is utilized as part of the media, then the claim applied to the flyer must be attached to an original flyer or catalogue designating the agreed upon space and proof of circulation.
8. If the advertising charges do not match the agreed upon amount in the vendor ad agreement the claim will be returned to the store's Advertising Department unpaid. Ameritel Communications, Inc. will wait for the claim to be created and submitted.
9. In the event the advertising charges exceed the agreed upon allocation of any ad agreement the balance will be reconciled as a non-payment and the specific charges not paid will be summarized in a reconciliation letter directed to the Ad Department of the retailer and the buyer with a final payment if funds are available.